UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2005

    Savoy Resources Corp.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-32103 (Commission File Number)	84-1522003 (IRS Employer Identification No.)

18826 Pagentry Place, Monument, Colorado 80132 (Address of principal executive offices)	80132 (Zip Code)

        Registrant’s telephone number, including area code 800-507-2869

        Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        At the special meeting of the Board of Directors of Savoy Resources held on April 2, 2005, we elected Mr. Arthur Johnson and Ambassador William T. Warden to serve as directors of Savoy Resources. Directors hold office until the next annual meeting of our stockholders and until their successors have been elected and qualify. On April 2, 2005, Mr. Weiguo Lang tendered his resignation from the office of Chairman of the Board of Directors of Savoy Resources. Also, on April 2, 2005, we elected Ambassador William T. Warden to serve as our Chairman of the Board of Directors to fill the vacancy in this office created by Mr. Lang’s resignation and to hold office for the unexpired portion of his term.

         Mr. Johnson has over 30 years of mining management experience working with companies headquartered in Johannesburg, South Africa. Since December 2004, he has served as the Chief Financial Officer and a director of Centurion Gold Holdings, Inc., a publicly-traded, “junior” (market capitalization of less than $50 million) gold company with principal operations located in Primrose, South Africa. His responsibilities include company expansion through acquisitions and oversight of corporate governance and reporting requirements. Mr. Johnson served as the Chief Executive Officer, the President and the Chairman of the Board of Directors of Centurion Gold Holdings from June 2003 to December 2004. From February 1998 to April 2003, Mr. Johnson served as the Managing Director of Century Minerals (Pty) Ltd., a resource commodity trading house. He served as a director of Babcock International Group for a period of 10 years and as a member of the Board of Directors of Skeat Mining. Mr. Johnson sold his own chrome business to SA Chrome, a public company. He received a Degree in Commerce from the University of Cape Town, South Africa, in 1955.

        Ambassador Warden served from 1961 to July 1988 with Canada’s Department of Foreign Affairs. During his time with the Department, he was Canada’s Consul General to Hong Kong from July 1977 to June 1981, from June 1981 to June 1983 he was Ambassador to Pakistan as well as Consul General to Macau and from December 1983 to July 1986 he served as Canada’s Ambassador to Nepal and High Commissioner to India. Since July 1990, Ambassador Warden has served as an International Election Observer in numerous countries, including Nicaragua, Peru, Paraguay, Colombia, Venezuela, Ecuador, Guatemala, El Salvador, the Dominican Republic and Zimbabwe. His most recent duties as an International Election Observer were conducted in Palestine’s crucial elections in January 2005 following the death of Yasser Arafat. Ambassador Warden has served on the boards of several companies and institutions, including the Shastri Indo-Canadian Institute from July 1983 to 1986, the Associate Chief of Protocol for the Calgary Winter Olympics from February 1987 to March 1988, the Japanese Executive Development Program from October 1988 to July 1991, the Canadian Institute for Petroleum Industry Development from September 1990 to October 1994, Operation Eyesight Universal from October 1988 to October 2003 and the Centre for Affordable Water Sanitation Technology since October 2003. He is Chairman of the University of Calgary-Gorbachev Foundation Joint Trust Fund, a position he held from March 1994 to June 1999. From March 1996 to June 1997, he was the Special Envoy to the Calgary Expo 2005 Corporation. Ambassador Warden served as a Director for the western office of the Canadian Foundation for the Americas from July 1998 to July 2000. None of the foregoing companies or institutions is a public company. He has contributed to several international events. From 1988 to 1990, he served as Chairman to both the Canada-India Opportunities Conference and the Canada-Latin America Trade Conference and, from 1992 to 1994, he was the primary organizer of the Canadian visit of President Mikhail Gorbachev. Ambassador Warden currently lives in Calgary, Alberta where he was Visiting Professor in the Political Science Department at the University of Calgary from July 1986 to July 1988. He also served as an Adjunct Professor in the Faculty of Management and as Executive Director in the University’s International Centre from September 1988 to June 1998. He was also a Director in the Centre for G8 Activities at the University from January to August 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 7, 2005	SAVOY CAPITAL RESOURCES CORP. (Registrant) By: /s/ William T. Warden William T. Warden, Chairman of the Board of Directors